Management's Assertion Concerning Compliance
with USAP Minimum Servicing Standards

February 28, 2006

As of and for the year ended December 31, 2005, Mid-State Homes, Inc. (the "Company"), a wholly owned subsidiary of Walter Industries, Inc., has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers ("USAP"), except for as noted below.
We believe that the following minimum servicing standards are not applicable to the Company:
III-5 and IV-1 relates to investors who purchase mortgage backed and asset backed bonds
As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $15,000,000
and $5,000,000 respectively.

/s/ Joseph J. Troy
Joseph J. Troy
Senior Vice President Financial Services - WII and
President, Mid-State Holdings, Inc.

/s/ Kimberly Perez
Kimberly Perez
Executive Vice President Financial Services Group and
Chief Financial Officer, Mid-State Holdings, Inc.